UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

May 9, 2016
Date of Report (Date of earliest event reported)

Flex Pharma, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36812	46-5087339
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

800 Boylston Street, 24th Floor Boston, MA	02199
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 874-1821

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On May 9, 2016, Flex Innovation Group LLC ("Flex Innovation"), a wholly owned subsidiary of Flex Phama, Inc. (the “Company”), entered into a Supply Agreement (the “Supply Agreement”) with Trilogy Essential Ingredients Inc. (“Trilogy”) pursuant to which Trilogy agreed to manufacture and supply the Company with certain ingredients included in the Company’s consumer product.

Under the terms of the Supply Agreement, Flex Innovation will submit purchase orders to Trilogy, which will manufacture and supply the ingredients in compliance with the specifications agreed upon by the parties. Pricing for the ingredients will be based on a per pound price for the ingredients purchased by Flex Innovation and is subject to adjustment as provided in the Supply Agreement. Flex Innovation has also agreed that Trilogy will be the sole U.S. provider of certain ingredients used in the consumer product for a two-year period. The exclusivity provided to Trilogy in the Supply Agreement will terminate upon the occurrence of certain events.

The initial term of the Supply Agreement is for two years and will automatically renew for additional one-year periods, unless either party gives prior written notice to the other party. Either party may terminate the Supply Agreement with written notice of a material breach of the Supply Agreement by the other party, if such breach has not been cured within a defined period of receiving such notice. In addition, Flex Innovation may terminate the Supply Agreement at any time following written notice to Trilogy. The Supply Agreement provides Flex Innovation with certain last time buy rights prior to any expiration of the Supply Agreement.

The Supply Agreement also includes customary provisions relating to delivery of products, acceptance and rejection procedures, quality control, intellectual property, regulatory matters, warranties, indemnification, confidentiality and insurance.

The foregoing description of the Supply Agreement is only a summary and is qualified in its entirety by reference to the Supply Agreement. The Company intends to file a copy of the Supply Agreement as an exhibit to its Quarterly Report on Form 10-Q for its quarter ending June 30, 2016, portions of which will be subject to a FOIA Confidential Treatment Request to the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In anticipation of the launch of the Company’s consumer product to prevent and treat exercise associated muscle cramps, Katharine Lindemann, the Company’s Chief Operating Officer, has assumed responsibility for managing the operations of the Company’s consumer group. Ms. Lindemann joined the Company in August 2015 and previously served as the Chief Operating Officer of DAVIDsTea Inc. and also spent 19 years at Starbucks Corporation in a variety of roles, most recently, as Senior Vice President, Starbucks Foodservice. Marina Hahn will continue in her role as the Company’s President, Consumer. In this role, Ms. Hahn will be providing strategic and marketing guidance relating to the Company’s consumer product.

On May 9, 2016, the Company, Flex Innovation and Ms. Hahn entered into an amendment to Ms. Hahn’s offer letter, providing for, among other things, the acceleration of a portion of the stock options previously granted to Ms. Hahn in the event she is terminated by the Company prior to December 31, 2016 without Cause, as such term is defined in Ms. Hahn’s offer letter.

The foregoing summary of the amendment to Ms. Hahn’s offer letter is qualified in its entirety by the full text of the amendment, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)                                 Exhibits

Exhibit No.	Description
10.1	Amendment to Offer Letter, dated May 9, 2016, by and between Flex Innovation, the Company and Marina Hahn

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Flex Pharma, Inc.

Dated: May 13, 2016
	By:	/s/ Robert Hadfield
Robert Hadfield
General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Amendment to Offer Letter, dated May 9, 2016, by and between Flex Innovation, the Company and Marina Hahn